Exhibit 99.1

NRG Energy, Inc. Reports Third Quarter 2020 Results

•Narrowing 2020 Adjusted EBITDA and increasing FCFbG guidance; maintaining 2021 Adjusted EBITDA and lowering FCFbG guidance due to deferral of certain items into 2021
•Direct Energy acquisition on track to close by year end; updated financing plan no longer requires new equity issuance
•Ongoing portfolio optimization, targeting a minimum $250 million equity proceed over next 6-12 months

PRINCETON, NJ - November 5, 2020 - NRG Energy, Inc. (NYSE: NRG) today reported third quarter 2020 income from continuing operations of $249 million, or $1.02 per diluted common share and Adjusted EBITDA for the Third quarter of $752 million.

“Our business performed well during the important summer months, delivering stable results amid the COVID-19 pandemic,” said Mauricio Gutierrez, NRG President and Chief Executive Officer. "As we move towards the end of the year, we look forward to closing the Direct Energy acquisition and continue advancing our customer-centric strategy.”

Consolidated Financial Resultsa

	Three Months Ended		Nine Months Ended
($ in millions)	9/30/2020	9/30/2019	9/30/2020	9/30/2019
Income from Continuing Operations	$249	$374	$683	$657
Cash provided by Continuing Operations	$694	$472	$1,386	$889
Adjusted EBITDA	$752	$792	$1,674	$1,593
Free Cash Flow Before Growth Investments (FCFbG)	$630	$433	$1,199	$673
a. In accordance with GAAP, 2019 results have been recast to reflect the discontinued operations of the South Central Portfolio and Carlsbad Energy Center

Segments Results

Table 1: Income/(Loss) from Continuing Operations

($ in millions)	Three Months Ended		Nine Months Ended
Segment	9/30/2020	9/30/2019	9/30/2020	9/30/2019
Texas	$288	$348	$800	$757
East	149	121	319	280
West/Other[a]	(188)	(95)	(436)	(380)
Income from Continuing Operations[b]	$249	$374	$683	$657
a. Includes Corporate segment
b. In accordance with GAAP, 2019 results have been recast to reflect the discontinued operations of the South Central Portfolio and Carlsbad Energy Center.

Table 2: Adjusted EBITDA

($ in millions)	Three Months Ended		Nine Months Ended
Segment	9/30/2020	9/30/2019	9/30/2020	9/30/2019
Texas	$514	$581	$1,087	$1,085
East	146	143	374	380
West/Other[a]	92	68	213	128
Adjusted EBITDA[b]	$752	$792	$1,674	$1,593
a. Includes Corporate segment
b. In accordance with GAAP, 2019 results have been recast to reflect the discontinued operations of the South Central Portfolio and Carlsbad Energy Center.

Texas: Third quarter Adjusted EBITDA was $514 million, $67 million lower than third quarter of 2019. This decrease is driven by a reduction of load due to weather and COVID-19 partially offset by lower supply costs resulting from reductions in power and fuel prices.

East: Third quarter Adjusted EBITDA was $146 million, $3 million higher than third quarter of 2019. This increase is driven by higher gross margins and increased sales of portable power products; partially offset by lower capacity revenues and higher operating expenses.

West/Other: Third quarter Adjusted EBITDA was $92 million, $24 million higher than third quarter of 2019. This increase is driven by higher gross margin primarily due to MISO uplift payments resulting from out-of-market dispatch during an extreme weather event and increased California resource adequacy pricing, partially offset by lower realized pricing in the West, lower generation from forced outages at Cottonwood facility in 2020 and the sales of emissions in 2019.

Liquidity and Capital Resources
Table 3: Corporate Liquidity

($ in millions)	09/30/20	12/31/19
Cash and Cash Equivalents	$697	$345
Restricted Cash	6	8
Total	$703	$353
Total credit facility availability	2,815	1,794
Total Liquidity, excluding collateral received	$3,518	$2,147

As of September 30, 2020, NRG cash was at $0.7 billion, and $2.8 billion was available under the Company’s credit facilities. Total liquidity was $3.5 billion, including restricted cash. Overall liquidity as of the end of the third quarter 2020 was approximately $1.4 billion higher than at the end of 2019, driven by improved cash from operations and the increase in credit facilities of approximately $0.9 billion during the third quarter. This increase in credit facilities reflects mainly the additional liquidity associated with the new Receivables Securitization and Repurchase facilities but excludes the additional commitments to the Company's existing revolving credit facility which become available coincident with the closing of the Direct Energy acquisition.

NRG Strategic Developments

Acquisition of Direct Energy
On July 24, 2020, the Company entered into a definitive purchase agreement with Centrica to acquire Direct Energy. Direct Energy is a leading retail provider of electricity, natural gas, and home and business energy related products and services in North America.

The Company will pay an aggregate purchase price of $3.625 billion in cash, subject to purchase price adjustment, including a working capital adjustment. The Company updated its financing plan and is now expecting to fund the purchase price using a combination of increased cash on hand and approximately $2.9 billion in newly-issued secured and unsecured corporate debt — a $0.5 billion increase from the previous estimate. The portion of the purchase price previously expected to be funded by $750 million in equity/equity-linked securities is now expected to be funded with a combination of the expected increases of 2020 cash on hand and debt to be repaid in 2021 with future targeted asset sale proceeds.

As part of NRG’s ongoing portfolio optimization strategy, NRG expects to realize a minimum $250 million net proceeds (net of debt repayment associated with assets sold) over the next 6-12 months from ongoing and prospective monetization of non-core assets and businesses. The first $200 million in net proceeds will be used to repay a portion of the increased leverage associated with Direct Energy acquisition in order to maintain investment grade metrics in 2021 and any additional proceeds will be available for capital allocation.

The acquisition remains on track to close by year end 2020. The shareholders of Centrica approved the acquisition on August 20, 2020. The transaction has received approvals under the Canadian Competition Act and early termination of the waiting period under the HSR Act has been granted. The transaction remains subject to customary closing conditions, including the receipt of approval under the Federal Power Act.

Increase in collateral facilities to support the acquisition of Direct Energy
During the third quarter, the Company amended its existing credit agreement to, among other things, increase the existing revolving commitments by an aggregate amount of $1,075 million. The increase will become effective upon closing of the Direct Energy acquisition and total revolving commitments available at that time, and subject to usage, will be $3.7 billion.

In September 2020, the Company also entered into a revolving accounts receivable financing facility for an amount up to $750 million, subject to adjustments on a seasonal basis, and an uncommitted repurchase facility related to the Receivable Securitization for up to $75 million.

Finally, as of November 5, 2020, the Company had extended and increased its existing $80 million CDS LC facility by an incremental $87 million.

The incremental liquidity available under these facilities will cover approximately $2.0 billion of the $3.5 billion of incremental collateral needs associated with the Direct Energy acquisition.

Midwest Generation lease buyout
On September 29, 2020, Midwest Generation, LLC closed on the purchase agreement and acquired all of the ownership interests in the Powerton facility and Units 7 and 8 of the Joliet facility, which were being leased through 2034 and 2030, respectively, for approximately $260 million. The Company has initially funded the purchase with cash on hand and expects that before year end NRG will borrow under its Revolving Credit Facility in an amount equal to the operating lease liability of $148 million.

COVID-19
In March 2020, the World Health Organization categorized COVID-19 as a pandemic and the President of the United States declared the COVID-19 outbreak a national emergency. Electricity was deemed a 'critical and essential business operation' under various state and federal governmental COVID-19 mandates. NRG had activated its Crisis Management Team ("CMT") in January 2020 to proactively manage the Company's response to the impacts of COVID-19.

NRG continues to remain focused on protecting the health and well-being of its employees, while supporting its customers and the communities in which it operates and assuring the continuity of its operations. In June 2020, summer-critical office employees returned to the offices and safety protocols were successfully implemented. The Company will continue to evaluate additional return to normal work operations on a location by location basis as COVID-19 conditions evolve.

The Company continues to maintain certain restrictions on business travel and face-to-face sales channels, remote work practices remain in place and there are enhanced cleaning and hygiene protocols in all of its facilities. In addition, select essential employees and contractors are continuing to report to plant and certain office locations. The Company also continues to require pre-entry screening, including temperature checks, separation of work crews, additional personal protective equipment for employees and contractors when social distancing cannot be maintained, and a ban on all non-essential visitors. The Company has not experienced any material disruptions in its ability to continue its business operations to date.

2020 and 2021 Guidance
NRG has narrowed the range of its Adjusted EBITDA guidance, while increasing Cash From Operations and Free Cash Flow before Growth Investments (FCFbG) guidance for 2020; NRG is maintaining its Adjusted EBITDA guidance for fiscal year 2021 while lowering its Cash Flow From Operations and FCFbG guidance due to the deferral of certain cash flow items into 2021.

Table 4: 2020 and 2021 Adjusted EBITDA, Cash from Operations, and FCFbG Guidance

	2020	2021
($ in millions)	Narrowed Guidance	Updated Guidance
Adjusted EBITDA[a]	$1,950-$2,050	$1,900-$2,100
Cash From Operations	$1,590-$1,690	$1,350-$1,550
FCFbG	$1,450-$1,550	$1,200-$1,400

a. Non-GAAP financial measure; see Appendix Tables A-5 for GAAP Reconciliation to Net Income that excludes fair value adjustments related to derivatives. The Company is unable to provide guidance for Net Income due to the impact of such fair value adjustments related to derivatives in a given year

Capital Allocation Update
As part of the Company's long-term capital allocation policy, the return of capital to shareholders during the nine months ending September 30, 2020 was comprised of a quarterly dividend of $.30 per share, or $221 million, and share repurchases of $228 million through August 6, 2020 at an average price of $33.05 per share. Upon completion of the previously announced November 2020 dividend, the total amount of capital returned to shareholders during 2020 will be $523 million.

The Company does not anticipate executing any further share repurchases over the remainder of 2020 and has allocated all of its remaining 2020 excess capital to fund the Direct Energy acquisition.

The Company's common stock dividend, debt reduction and share repurchases are subject to available capital, market conditions and compliance with associated laws and regulations.

Earnings Conference Call
On November 5, 2020, NRG will host a conference call at 9:00 a.m. Eastern to discuss these results. Investors, the news media and others may access the live webcast of the conference call and accompanying presentation materials by logging on to NRG’s website at www.nrg.com and clicking on “Investors” then "Presentations & Webcasts." The webcast will be archived on the site for those unable to listen in real time.

About NRG
At NRG, we’re bringing the power of energy to people and organizations by putting customers at the center of everything we do. We generate electricity and provide energy solutions and natural gas to more than 3.7 million residential, small business, and commercial and industrial customers through our diverse portfolio of retail brands. A Fortune 500 company, operating in the United States and Canada, NRG delivers innovative solutions while advocating for competitive energy markets and customer choice, and by working towards a sustainable energy future. More information is available at www.nrg.com. Connect with NRG on Facebook, LinkedIn and follow us on Twitter @nrgenergy.

Forward-Looking Statements
In addition to historical information, the information presented in this press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. These statements involve estimates, expectations, projections, goals, assumptions, known and unknown risks and uncertainties and can typically be identified by terminology such as “may,” “should,” “could,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “expect,” “intend,” “seek,” “plan,” “think,” “anticipate,” “estimate,” “predict,” “target,” “potential” or “continue” or the negative of these terms or other comparable terminology. Such forward-looking statements include, but are not limited to, statements about the Company’s future revenues, income, indebtedness, capital structure, plans, expectations, objectives, projected financial performance and/or business results and other future events, and views of economic and market conditions.

Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to be correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated herein include, among others, the potential impact of COVID-19 or any other pandemic on the Company’s operations, financial position, risk exposure and liquidity, general economic conditions, hazards customary in the power industry, weather conditions, competition in wholesale power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets, changes in government regulations, the condition of capital markets generally, our ability to access capital markets, cyberterrorism and inadequate cybersecurity, unanticipated outages at our generation facilities, adverse results in current and future litigation, failure to identify, execute or successfully implement acquisitions, repowerings or asset sales, our ability to implement value enhancing improvements to plant operations and companywide processes, our ability to achieve margin enhancement under our publicly announced transformation plan, our ability to achieve our net debt targets, our ability to maintain investment grade credit metrics, our ability to proceed with projects under development or the inability to complete the construction of such projects on schedule or within budget, the inability to maintain or create successful partnering relationships, our ability to operate our business efficiently, our ability to retain retail customers, our ability to realize value through our commercial operations strategy, the ability to consummate the Direct Energy acquisition, the ability to successfully integrate businesses of acquired companies including Direct Energy, our ability to realize anticipated benefits of transactions (including expected cost savings and other synergies) or the risk that anticipated benefits may take longer to realize than expected, and our ability to execute our Capital Allocation Plan. Achieving investment grade credit metrics is not a indication of or guarantee that the Company will receive investment grade credit ratings. Debt and share repurchases may be made from time to time subject to market conditions and other factors, including as permitted by United States securities laws. Furthermore, any common stock dividend is subject to available capital and market conditions.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. The adjusted EBITDA, free cash flow guidance and excess cash guidance are estimates as of November 5, 2020. These estimates are based on assumptions the company believed to be reasonable as of that date. NRG disclaims any current intention to update such guidance, except as required by law. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this press release should be considered in connection with information regarding risks and uncertainties that may affect NRG's future results included in NRG's filings with the Securities and Exchange Commission at www.sec.gov.

Contacts:

Media:	Investors:

Candice Adams	Kevin L. Cole, CFA
609.524.5428	609.524.4526

NRG ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
(In millions, except for per share amounts)	2020	2019	2020	2019
Operating Revenues
Total operating revenues	$2,809	$2,996	$7,066	$7,626
Operating Costs and Expenses
Cost of operations	2,034	2,153	4,925	5,649
Depreciation and amortization	99	91	318	261
Impairment losses	29	—	29	1
Selling, general and administrative costs	253	210	670	615
Reorganization costs	—	1	3	16
Development costs	1	1	6	5
Total operating costs and expenses	2,416	2,456	5,951	6,547
Gain on sale of assets	—	—	6	2
Operating Income	393	540	1,121	1,081
Other Income/(Expense)
Equity in earnings of unconsolidated affiliates	36	29	37	8
Impairment losses on investments	—	(107)	(18)	(107)
Other income, net	11	17	52	49
Loss on debt extinguishment, net	—	—	(1)	(47)
Interest expense	(99)	(99)	(292)	(318)
Total other expense	(52)	(160)	(222)	(415)
Income from Continuing Operations Before Income Taxes	341	380	899	666
Income tax expense	92	6	216	9
Income from Continuing Operations	249	374	683	657
(Loss)/income from discontinued operations, net of income tax	—	(2)	—	399
Net Income	249	372	683	1,056
Less: Net income attributable to redeemable noncontrolling interests	—	—	—	1
Net Income Attributable to NRG Energy, Inc.	$249	$372	$683	$1,055
Earnings per Share
Weighted average number of common shares outstanding — basic	244	254	246	266
Income from continuing operations per weighted average common share — basic	$1.02	$1.47	$2.78	$2.47
(Loss)/income from discontinued operations per weighted average common share — basic	$—	$(0.01)	$—	$1.50
Earnings per Weighted Average Common Share — Basic	$1.02	$1.46	$2.78	$3.97
Weighted average number of common shares outstanding — diluted	245	256	247	268
Income from continuing operations per weighted average common share — diluted	$1.02	$1.46	$2.77	$2.45
(Loss)/income from discontinued operations per weighted average common share — diluted	$—	$(0.01)	$—	$1.49
Earnings per Weighted Average Common Share — Diluted	$1.02	$1.45	$2.77	$3.94

NRG ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
	(In millions)
Net Income	$249	$372	$683	$1,056
Other Comprehensive Income/(Loss)
Foreign currency translation adjustments	4	(4)	2	(4)
Available-for-sale securities	—	(14)	—	(13)
Defined benefit plans	—	(41)	—	(47)
Other comprehensive income/(loss)	4	(59)	2	(64)
Comprehensive Income	253	313	685	992
Less: Comprehensive income attributable to redeemable noncontrolling interest	—	—	—	1
Comprehensive Income Attributable to NRG Energy, Inc.	$253	$313	$685	$991

NRG ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2020	December 31, 2019
(In millions, except share data)	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash and cash equivalents	$697	$345
Funds deposited by counterparties	15	32
Restricted cash	6	8
Accounts receivable, net	1,126	1,025
Inventory	330	383
Derivative instruments	578	860
Cash collateral paid in support of energy risk management activities	77	190
Prepayments and other current assets	258	245
Total current assets	3,087	3,088
Property, plant and equipment, net	2,573	2,593
Other Assets
Equity investments in affiliates	376	388
Operating lease right-of-use assets, net	345	464
Goodwill	579	579
Intangible assets, net	721	789
Nuclear decommissioning trust fund	828	794
Derivative instruments	315	310
Deferred income taxes	3,087	3,286
Other non-current assets	314	240
Total other assets	6,565	6,850
Total Assets	$12,225	$12,531
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Current portion of long-term debt	$3	$88
Current portion of operating lease liabilities	69	73
Accounts payable	753	722
Derivative instruments	495	781
Cash collateral received in support of energy risk management activities	15	32
Accrued expenses and other current liabilities	651	663
Total current liabilities	1,986	2,359
Other Liabilities
Long-term debt	5,792	5,803
Non-current operating lease liabilities	297	483
Nuclear decommissioning reserve	311	298
Nuclear decommissioning trust liability	508	487
Derivative instruments	318	322
Deferred income taxes	17	17
Other non-current liabilities	1,062	1,084
Total other liabilities	8,305	8,494
Total Liabilities	10,291	10,853
Redeemable noncontrolling interest in subsidiaries	—	20
Commitments and Contingencies
Stockholders' Equity
Common stock; $0.01 par value; 500,000,000 shares authorized; 423,041,349 and 421,890,790 shares issued and 244,147,420 and 248,996,189 shares outstanding at September 30, 2020 and December 31, 2019, respectively	4	4
Additional paid-in-capital	8,511	8,501
Accumulated deficit	(1,157)	(1,616)
Less treasury stock, at cost - 178,893,929 and 172,894,601 shares at September 30, 2020 and December 31, 2019, respectively	(5,234)	(5,039)
Accumulated other comprehensive loss	(190)	(192)
Total Stockholders' Equity	1,934	1,658
Total Liabilities and Stockholders' Equity	$12,225	$12,531

NRG ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine months ended September 30,
(In millions)	2020	2019
Cash Flows from Operating Activities
Net Income	$683	$1,056
Income from discontinued operations, net of income tax	—	399
Income from continuing operations	683	657
Adjustments to reconcile net income to cash provided by operating activities:
Distributions from and equity in losses/(earnings) of unconsolidated affiliates	6	(5)
Depreciation and amortization	318	261
Accretion of asset retirement obligations	46	31
Provision for credit losses	74	87
Amortization of nuclear fuel	40	40
Amortization of financing costs and debt discount/premiums	23	20
Loss on debt extinguishment, net	1	47
Amortization of emissions allowances and energy credits	60	28
Amortization of unearned equity compensation	17	15
Gain on sale and disposal of assets	(22)	(20)
Impairment losses	47	108
Changes in derivative instruments	(7)	36
Changes in deferred income taxes and liability for uncertain tax benefits	202	(3)
Changes in collateral deposits in support of energy risk management activities	96	129
Changes in nuclear decommissioning trust liability	39	27
Changes in other working capital	(237)	(569)
Cash provided by continuing operations	1,386	889
Cash provided by discontinued operations	—	8
Net Cash Provided by Operating Activities	1,386	897
Cash Flows from Investing Activities
Payments for acquisitions of assets and businesses	(277)	(348)
Capital expenditures	(167)	(183)
Net proceeds from notes receivable	—	2
Net (purchases)/sales of emission allowances	(15)	14
Investments in nuclear decommissioning trust fund securities	(360)	(295)
Proceeds from the sale of nuclear decommissioning trust fund securities	318	271
Proceeds from sale of assets, net of cash disposed and sale of discontinued operations, net of fees	15	1,293
Changes in investments in unconsolidated affiliates	2	(94)
Contributions to discontinued operations	—	(44)
Cash (used)/provided by continuing operations	(484)	616
Cash used by discontinued operations	—	(2)
Net Cash (Used)/Provided by Investing Activities	(484)	614
Cash Flows from Financing Activities
Payments of dividends to common stockholders	(221)	(24)
Payments for share repurchase activity	(229)	(1,322)
Payments for debt extinguishment costs	—	(24)
Purchase of and distributions to noncontrolling interests from subsidiaries	(2)	(1)
Proceeds from issuance of common stock	1	3
Proceeds from issuance of long-term debt	59	2,668
Payments of debt issuance costs	(24)	(34)
Repayments of long-term debt	(62)	(2,892)
Net repayments of Revolving Credit Facility	(83)	(215)
Other	(6)	—
Cash used by continuing operations	(567)	(1,841)
Cash provided by discontinued operations	—	43
Net Cash Used by Financing Activities	(567)	(1,798)
Effect of exchange rate changes on cash and cash equivalents	(2)	—
Change in Cash from discontinued operations	—	49
Net Increase/(Decrease) in Cash and Cash Equivalents, Funds Deposited by Counterparties and Restricted Cash	333	(336)
Cash and Cash Equivalents, Funds Deposited by Counterparties and Restricted Cash at Beginning of Period	385	613
Cash and Cash Equivalents, Funds Deposited by Counterparties and Restricted Cash at End of Period	$718	$277

Appendix Table A-1: Third Quarter 2020 Adjusted EBITDA Reconciliation by Operating Segment
The following table summarizes the calculation of Adj. EBITDA and provides a reconciliation to income/(loss) from continuing operations:

($ in millions)	Texas	East	West/Other[1]	Corp/Elim	Total
Income/(Loss) from Continuing Operations	288	149	17	(205)	249
Plus:
Interest expense, net	—	3	1	93	97
Income tax	—	1	—	91	92
Depreciation and amortization	49	34	9	7	99
ARO Expense	22	3	3	—	28
Contract amortization	2	—	—	—	2
EBITDA	361	190	30	(14)	567
Adjustment to reflect NRG share of adjusted EBITDA in unconsolidated affiliates	—	—	25	—	25
Acquisition-related transaction & integration costs	—	—	—	10	10
Reorganization costs	—	—	—	(1)	(1)
Deactivation costs	—	2	—	—	2
Other non recurring charges	1	(1)	2	—	2
Impairments	—	—	29	—	29
Mark to market (MtM) (gains)/losses on economic hedges	152	(45)	11	—	118
Adjusted EBITDA	514	146	97	(5)	752
Includes International, remaining renewables and Generation eliminations

Third Quarter 2020 condensed financial information by Operating Segment:

($ in millions)	Texas	East	West/Other[1]	Corp/Elim	Total
Operating revenues	1,991	650	132	(3)	2,770
Cost of sales	1,140	316	60	(1)	1,515
Economic gross margin[2]	851	334	72	(2)	1,255
Operations & maintenance and other cost of operations[3]	187	114	27	(1)	327
Selling, marketing, general and administrative	153	74	11	7	245
Other (income)[4]	(3)	—	(63)	(3)	(69)
Adjusted EBITDA	514	146	97	(5)	752
1 Includes International, remaining renewables and Generation eliminations
2 Excludes MtM gain of $118 million and contract amortization of $2 million
3 Excludes deactivation costs of $2 million
4 Includes development costs. Excludes $342 million of interest expense, income tax, depreciation and amortization, gain on sale of assets, acquisition related transaction & integration costs, reorganization costs, other non recurring charges, impairments and loss on debt extinguishment

The following table reconciles the condensed financial information to Adjusted EBITDA:

($ in millions)	Condensed financial information	Interest, tax, depr., amort.	MtM	Deactivation	Other adj.	Adjusted EBITDA
Operating revenues	2,809	—	(41)	—	2	2,770
Cost of operations	1,674	(2)	(157)	—	—	1,515
Gross margin	1,135	2	116	0	2	1,255
Operations & maintenance and other cost of operations	360	—	—	(4)	(29)	327
Selling, marketing, general & administrative	253	—	—	—	(8)	245
Other expense/(income)[1]	273	(288)	—	—	(54)	(69)
Income from Continuing Operations	249	290	116	4	93	752
1 Other adj. acquisition-related transaction & integration costs of $10 million and deactivation costs of $2 million

Appendix Table A-2: Third Quarter 2019 Adjusted EBITDA Reconciliation by Operating Segment
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to income/(loss) from continuing operations:

($ in millions)	Texas	East	West/Other[1]	Corp/Elims	Total
Income/(Loss) from Continuing Operations	348	121	15	(110)	374
Plus:
Interest expense, net	1	4	2	88	95
Income tax	—	—	1	5	6
Depreciation and amortization	45	31	8	7	91
ARO Expense	3	3	11	—	17
Contract amortization	5	—	—	—	5
EBITDA	402	159	37	(10)	588
Adjustment to reflect NRG share of adjusted EBITDA in unconsolidated affiliates	3	—	22	1	26
Acquisition-related transaction & integration costs	1	—	—	—	1
Reorganization costs	1	—	—	—	1
Deactivation costs	—	2	1	2	5
Other non recurring charges	—	(1)	1	—	—
Impairments	102	—	—	5	107
Mark to market (MtM) (gains)/losses on economic hedges	72	(17)	9	—	64
Adjusted EBITDA	581	143	70	(2)	792
1 Includes International, remaining renewables and Generation eliminations

Third Quarter 2019 condensed financial information by Operating Segment:

($ in millions)	Texas	East	West/Other[1]	Corp/Elim	Total
Operating revenues	2,421	667	120	(2)	3,206
Cost of sales	1,539	340	71	(2)	1,948
Economic gross margin[2]	882	327	49	—	1,258
Operations & maintenance and other cost of operations[3]	187	115	25	(2)	325
Selling, marketing, general & administrative	128	69	6	5	208
Other (income)[4]	(14)	—	(52)	(1)	(67)
Adjusted EBITDA	581	143	70	(2)	792
1 Includes International, remaining renewables and Generation eliminations
2 Excludes MtM gain of $64 million and contract amortization of $5 million
3 Excludes deactivation costs of $5 million
4 Includes development costs. Excludes $326 million of interest expense, income tax, depreciation and amortization, gain on sale of assets, acquisition related transaction & integration costs, reorganization costs, other non recurring charges, impairments and loss on debt extinguishment

The following table reconciles the condensed financial information to Adjusted EBITDA:

($ in millions)	Condensed financial information	Interest, tax, depr., amort.	MtM	Deactivation	Other adj.	Adjusted EBITDA
Operating revenues	2,996	—	210	—	—	3,206
Cost of operations	1,807	(5)	146		—	1,948
Gross margin	1,189	5	64	—	—	1,258
Operations & maintenance and other cost of operations	346	—	—	(5)	(16)	325
Selling, marketing, general & administrative[1]	210	—	—	—	(2)	208
Other expense/(income)[2]	259	(193)	—	—	(133)	(67)
Income from Continuing Operations	374	198	64	5	151	792

1 Other adj. includes impairments of $107 million, acquisition-related transaction & integration costs of $1 million, and reorganization costs of $1 million

Appendix Table A-3: YTD Third Quarter 2020 Adjusted EBITDA Reconciliation by Operating Segment
The following table summarizes the calculation of Adj. EBITDA and provides a reconciliation to income/(loss) from continuing operations:

($ in millions)	Texas	East	West/Other[1]	Corp/Elim	Total
Income/(Loss) from Continuing Operations	800	319	83	(519)	683
Plus:
Interest expense, net	—	10	2	272	284
Income tax	—	—	1	215	216
Loss on debt extinguishment	—	1	—	—	1
Depreciation and amortization	167	100	25	26	318
ARO Expense	29	14	4	(1)	46
Contract amortization	4	—	—	—	4
EBITDA	1,000	444	115	(7)	1,552
Adjustment to reflect NRG share of adjusted EBITDA in unconsolidated affiliates	2	—	72	—	74
Acquisition-related transaction & integration costs	1	—	—	13	14
Reorganization costs	—	—	—	1	1
Deactivation costs	2	1	2	—	5
Gain on sale of business	—	—	—	(15)	(15)
Other non recurring charges	2	(1)	3	5	9
Impairments	18	—	29	—	47
Mark to market (MtM) (gains)/losses on economic hedges	62	(70)	(5)	—	(13)
Adjusted EBITDA	1,087	374	216	(3)	1,674
1 Includes International, remaining renewables and Generation eliminations

YTD Third Quarter 2020 condensed financial information by Operating Segment:

($ in millions)	Texas	East	West/Other[1]	Corp/Elim	Total
Operating revenues	4,927	1,735	335	(9)	6,988
Cost of sales	2,850	828	125	(4)	3,799
Economic gross margin[2]	2,077	907	210	(5)	3,189
Operations & maintenance and other cost of operations[3]	581	332	87	(3)	997
Selling, marketing, general and administrative	415	204	28	16	663
Other (income)[4]	(6)	(3)	(121)	(15)	(145)
Adjusted EBITDA	1,087	374	216	(3)	1,674
1 Includes International, remaining renewables and Generation eliminations
2 Excludes MtM loss of $13 million and contract amortization of $4 million
3 Excludes deactivation costs of $5 million
5 Excludes acquisition-related transaction & integration costs of $14 million and reorganization costs of $1 million

The following table reconciles the condensed financial information to Adjusted EBITDA:

($ in millions)	Condensed financial information	Interest, tax, depr., amort.	MtM	Deactivation	Other adj.	Adjusted EBITDA
Operating revenues	7,066	—	(78)	—	—	6,988
Cost of operations	3,868	(4)	(64)	—	(1)	3,799
Gross margin	3,198	4	(14)	—	1	3,189
Operations & maintenance and other cost of operations	1,057	—	—	(10)	(50)	997
Selling, marketing, general & administrative[1]	670	—	—	—	(7)	663
Other expense/(income)[2]	788	(819)	—	—	(114)	(145)
Income/(Loss) from Continuing Operations	683	823	(14)	10	172	1,674
2 Other adj. includes impairments of $47 million, acquisition-related transaction & integration costs of $14 million, reorganization costs of $1 million and loss on debt extinguishment of $1 million

Appendix Table A-4: YTD Third Quarter 2019 Adjusted EBITDA Reconciliation by Operating Segment
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to income/(loss) from continuing operations:

($ in millions)	Texas	East	West/Other[1]	Corp/Elims	Total
Income/(Loss) from Continuing Operations	757	280	10	(390)	657
Plus:
Interest expense, net	1	13	8	280	302
Income tax	—	—	1	8	9
Loss on debt extinguishment	—	—	—	47	47
Depreciation and amortization	125	87	26	23	261
ARO Expense	9	9	13	—	31
Contract amortization	16	—	—	—	16
EBITDA	908	389	58	(32)	1,323
Adjustment to reflect NRG share of adjusted EBITDA in unconsolidated affiliates	11	—	79	1	91
Acquisition-related transaction & integration costs	1	—	—	1	2
Reorganization costs	5	—	—	11	16
Legal Settlement	3	6	2	—	11
Deactivation costs	—	6	5	6	17
Other non recurring charges	2	(2)	2	—	2
Impairments	103	—	—	5	108
Mark to market (MtM) (gains)/losses on economic hedges	52	(19)	(10)	—	23
Adjusted EBITDA	1,085	380	136	(8)	1,593
1 Includes International, remaining renewables and Generation eliminations

YTD Third Quarter 2019 condensed financial information by Operating Segment:

($ in millions)	Texas	East	West/Other[1]	Corp/Elim	Total
Operating revenues	5,483	1,799	299	(6)	7,575
Cost of sales	3,502	904	158	(2)	4,562
Economic gross margin[2]	1,981	895	141	(4)	3,013
Operations & maintenance and other cost of operations[3]	550	311	85	(4)	942
Selling, marketing, general & administrative[4]	367	206	23	15	611
Other (income)[5]	(21)	(2)	(103)	(7)	(133)
Adjusted EBITDA	1,085	380	136	(8)	1,593
1 Includes International, remaining renewables and Generation eliminations
2 Excludes MtM gain of $23 million and contract amortization of $16 million
3 Excludes deactivation costs of $17 million
4 Excludes legal settlement of $11 million
5 Excludes acquisition-related transaction & integration costs of $2 million, reorganization costs of $16 million and loss on debt extinguishment of $47 million

The following table reconciles the condensed financial information to Adjusted EBITDA:

($ in millions)	Condensed financial information	Interest, tax, depr., amort.	MtM	Deactivation	Other adj.	Adjusted EBITDA
Operating revenues	7,626	—	(51)	—	—	7,575
Cost of operations	4,652	(16)	(74)	—	—	4,562
Gross margin	2,974	16	23	—	—	3,013
Operations & maintenance and other cost of operations	997	—	—	(20)	(35)	942
Selling, marketing, general & administrative [1]	615	—	—	—	(4)	611
Other expense/(income) [2]	705	(572)	—	—	(266)	(133)
Income/(Loss) from Continuing Operations	657	588	23	20	305	1,593
1 Other adj. includes legal settlement of $11 million
2 Other adj. includes impairments of $108 million, acquisition-related transaction & integration costs of $2 million, reorganization costs of $16 million and loss on debt extinguishment of $47 million

Appendix Table A-5: 2020 and 2019 Three Months and Six Months Ended September 30 Adjusted Cash Flow from Operations Reconciliations

The following table summarizes the calculation of adjusted cash flow operating activities providing a reconciliation to net cash provided by operating activities:

	Three Months Ended
($ in millions)	September 30, 2020	September 30, 2019
Net Cash Provided by Operating Activities	694	472
Merger, integration and cost-to-achieve expenses[1]	12	1
GenOn Settlement	—	13
Encina site improvement	1	—
Adjustment for change in collateral	(38)	3
Adjusted Cash Flow from Operating Activities	669	488
Maintenance CapEx, net	(39)	(55)
Environmental CapEx, net	(1)	—
Free Cash Flow Before Growth Investments (FCFbG)	630	433

1 Includes cost-to-achieve expenses associated with the Transformation Plan announced on July 2017 call

	Nine Months Ended
($ in millions)	September 30, 2020	September 30, 2019
Net Cash Provided by Operating Activities	1,386	889
Merger, integration and cost-to-achieve expenses[1]	15	19
GenOn Settlement	—	18
Encina site improvement	4	—
Proceeds from investment and asset sales	12	—
Adjustment for change in collateral	(95)	(120)
Adjusted Cash Flow from Operating Activities	1,322	806
Maintenance CapEx, net	(121)	(131)
Environmental CapEx, net	(2)	(2)
Free Cash Flow Before Growth Investments (FCFbG)	1,199	673

1 Includes cost-to-achieve expenses associated with the Transformation Plan announced on July 2017 call

Appendix Table A-6: Third Quarter YTD 2020 Sources and Uses of Liquidity

The following table summarizes the sources and uses of liquidity through third quarter of 2020:

($ in millions)	Nine Months Ended September 30, 2020
Sources:
Adjusted cash flow from operations	1,322
Increase in Credit Facility	1,021
Collateral	95
Uses:
Share repurchases	(228)
Revolver pay down	(83)
Financing Fees - Debt issuance and Debt extinguishment costs	(3)
Growth investments and acquisitions, net	(46)
Maintenance and Environmental CapEx, net	(122)
Encina ARO and Other Investment and Financing[1]	(4)
Midwest Generation lease buyout	(260)
Other Investing and Financing	(101)
Common Stock Dividends	(220)
Change in Total Liquidity	1,371

1 Includes $4 million of expenditures for Encina site improvements classified as asset retirement obligation payments

Appendix Table A-7: 2020 and 2021 Guidance Reconciliation
The following table summarizes the calculation of Adjusted EBITDA providing reconciliation to Income from Continuing Operations, and the calculation of Free Cash Flow before Growth providing reconciliation to Cash from Operations:

	2020	2021
($ in millions)	Guidance	Guidance
Income from Continuing Operations [1]	$1,020 - $1,120	$1,010 - $1,210
Income Tax	20	20
Interest Expense	345	325
Depreciation, Amortization, Contract Amortization and ARO Expense	480	450
Adjustment to reflect NRG share of adjusted EBITDA in unconsolidated affiliates	65	70
Other Costs [2]	20	25
Adjusted EBITDA	$1,950 - $2,050	$1,900 - $2,100
Interest payments	(350)	(325)
Income tax	(20)	(20)
Working capital / other assets and liabilities	10	(205)
Cash From Operations	$1,590 - $1,690	$1,350 - $1,550
Adjustments: Acquired Derivatives, Cost-to-Achieve, Return of Capital Dividends, Collateral, GenOn Pension and Other	40	30
Adjusted Cash flow from Operations	$1,630 - $1,730	$1,380 - $1,580
Maintenance capital expenditures, net	(165) - (175)	(170) - (185)
Environmental capital expenditures, net	(5)	(5) - (10)
Free Cash Flow before Growth	$1,450 - $1,550	$1,200 - $1,400
1 For purposes of guidance fair value adjustments related to derivatives are assumed to be zero
2 Includes deactivation costs and cost-to-achieve expenses

EBITDA and Adjusted EBITDA are non-GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of Adjusted EBITDA should not be construed as an inference that NRG’s future results will be unaffected by unusual or non-recurring items.

EBITDA represents net income before interest (including loss on debt extinguishment), taxes, depreciation and amortization. EBITDA is presented because NRG considers it an important supplemental measure of its performance and believes debt-holders frequently use EBITDA to analyze operating performance and debt service capacity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:
•EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;
•EBITDA does not reflect changes in, or cash requirements for, working capital needs;
•EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and
•Other companies in this industry may calculate EBITDA differently than NRG does, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of NRG’s business. NRG compensates for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally. See the statements of cash flow included in the financial statements that are a part of this news release.

Adjusted EBITDA is presented as a further supplemental measure of operating performance. As NRG defines it, Adjusted EBITDA represents EBITDA excluding impairment losses, gains or losses on sales, dispositions or retirements of assets, any mark-to-market gains or losses from accounting for derivatives, adjustments to exclude the Adjusted EBITDA related to the non-controlling interest, gains or losses on the repurchase, modification or extinguishment of debt, the impact of restructuring and any extraordinary, unusual or non-recurring items plus adjustments to reflect the Adjusted EBITDA from our unconsolidated investments.  The reader is encouraged to evaluate each adjustment and the reasons NRG considers it appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, the reader should be aware that in the future NRG may incur expenses similar to the adjustments in this news release.

Management believes Adjusted EBITDA is useful to investors and other users of NRG's financial statements in evaluating its operating performance because it provides an additional tool to compare business performance across companies and across periods and adjusts for items that we do not consider indicative of NRG’s future operating performance. This measure is widely used by debt-holders to analyze operating performance and debt service capacity and by equity investors to measure our operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired. Management uses Adjusted EBITDA as a measure of operating performance to assist in comparing performance from period to period on a consistent basis and to readily view operating trends, as a measure for planning and forecasting overall expectations, and for evaluating actual results against such expectations, and in communications with NRG's Board of Directors, shareholders, creditors, analysts and investors concerning its financial performance.

Adjusted cash flow from operating activities is a non-GAAP measure NRG provides to show cash from operations with the reclassification of net payments of derivative contracts acquired in business combinations from financing to operating cash flow, as well as the add back of merger, integration and related restructuring costs. The Company provides the reader with this alternative view of operating cash flow because the cash settlement of these derivative contracts materially impact operating revenues and cost of sales, while GAAP requires NRG to treat them as if there was a financing activity associated with the contracts as of the acquisition dates. The Company adds back merger, integration related restructuring costs as they are one time and unique in nature and do not reflect ongoing cash from operations and they are fully disclosed to investors.

Free cash flow (before Growth) is adjusted cash flow from operations less maintenance and environmental capital expenditures, net of funding, preferred stock dividends and distributions to non-controlling interests and is used by NRG predominantly as a forecasting tool to estimate cash available for debt reduction and other capital allocation alternatives. The reader is encouraged to evaluate each of these adjustments and the reasons NRG considers them appropriate for supplemental analysis. Because we have mandatory debt service requirements (and other non-discretionary expenditures) investors should not rely on free cash flow before Growth as a measure of cash available for discretionary expenditures.

Free Cash Flow before Growth is utilized by Management in making decisions regarding the allocation of capital. Free Cash Flow before Growth is presented because the Company believes it is a useful tool for assessing the financial performance in the current period. In addition, NRG’s peers evaluate cash available for allocation in a similar manner and accordingly, it is a meaningful indicator for investors to benchmark NRG's performance against its peers. Free Cash Flow before Growth is a performance measure and is not intended to represent net income (loss), cash from operations (the most directly comparable U.S. GAAP measure), or liquidity and is not necessarily comparable to similarly titled measures reported by other companies.